Exhibit 99.17

Pazoo Experts in the News Once Again

CEDAR KNOLLS, N.J., June 4, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce that its Health and Wellness Experts Steve Jordan, Sarah Cooper Anderson, Diane Lang, Sheri Marino Haiken and our own David Cunic are once again in the news for their various contributions to health and wellness.

Pazoo's Ambassador to Fitness, Expert Steve Jordan, was on NewsMaxHealth.com on May 31st discussing his miracle comeback from brain injury. To view the article and accompanying video, visit the following link: http://www.newsmaxhealth.com/Headline/Steve-Jordan-celebrity-trainer traumatic-brain-injury-workout-advice/2013/05/31/id/507288

Among Steve's many credentials and accomplishments are that he is a celebrity trainer, has created the Posture Perfect Program featured in Men's Fitness, and is an educator for the National Academy of Sports Medicine. To learn more about Steve, please visit pazoo.com/experts and

http://www.americasfitnessambassador.com/

Pazoo Youth and Teen Health & Life Coaching Expert, and Founder of Positively You, Sarah Cooper Anderson, has started her own 10 Day Wellness Challenge. "As many of you know, my mission is to inspire people to live healthier, happier, more authentic lives. I truly believe when people are living in wellness, they are truly able to show up for their life, pursue their passions, and live life to the fullest. Please check out my new program '10 Day Wellness Challenge' and pass it along to anyone you know who is looking to improve their overall health." To learn more about Sarah please visit pazoo.com/experts and http://positivelyyoucoaching.com/meet-sarah/. To sign up for the 10 Day Wellness Challenge please visit:

http://sarahcooperandersen.com/10-day-wellness-challenge

Pazoo Psychology Expert Diane Lang was recently interviewed on Connecticut Style WTNH on May 16. Diane spoke about how to de-clutter your mind for a more healthy life. Diane is an author, psychologist, counselor, and a positive living expert.  To learn more about Diane and services she offers, visit www.pazoo.com/experts or www.dlcounseling.com

Pazoo Speech Pathologist and Autism Expert Sheri Marino Haiken was recently in the news. Rocking Horse Rehab, the Pediatric Rehabilitation and Wellness Center that Sheri is also the Executive Director of, was just awarded the Pediatric Rehab of the Month Award in Hospital Newspaper. The article also talks about Sheri's role at the Autism Medical Center.  To view the article please visit

http://www.hospitalnewspaper.com/webpages/news/displaynews.aspx?ID=0f7d7685-e672-4917-9dd8-ddcbdada423c

To learn more about Sheri please visit pazoo.com/experts,

www.rockinghorserehab.com ,  www.autismthinktanknj.com , and www.brightstartherapynj.com

Lastly, Pazoo CEO David Cunic was a speaker and presenter at The Private Practice Summit in Rutherford NJ April 19th through the 21st.  The Private Practice Summit is a conference for Physical Therapists from around the United States, Canada, and England and is hosted by fellow Pazoo Expert Nitin Chhoda.  David spoke about cash paying systems for Physical Therapy practices as well as systems and business operations for a Physical Therapy practice.  Pazoo COO Ben Hoehn was also in attendance. To learn more about David please visit pazoo.com. To learn more about Nitin Chhoda please visit pazoo.com/experts, nitin360.com and http://www.privatepracticesummit.com/

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released June 4, 2013